Exhibit 10.2

TERADYNE, INC.

Amendment

To

1991 Employee Stock Option Plan

This Amendment to the 1991 Employee Stock Option Plan (the “Plan”), of Teradyne, Inc., a Massachusetts corporation (the “Company”), is adopted by resolution of the Board of Directors of the Company (the “Board”) pursuant to a meeting of the Board dated as of January 22-23, 2007 and effective as of January 23, 2007 (the “Effective Date”). Paragraph 6.D Determination of Fair Market Value of the Plan is hereby deleted in its entirety and replaced with the following as of the Effective Date:

“D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the date of such Option is granted and shall mean (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, “fair market value” shall be deemed to be the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.”